Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200
Park-Ohio Growth Continues in Third Quarter 2006
     CLEVELAND, OHIO, October 30, 2006 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its third quarter ended September 30, 2006.
NINE MONTHS RESULTS
     Park-Ohio reported net sales of $785.8 million for the first nine months of 2006, a 14% increase on sales of $691.9 million for the same period of 2005. Park-Ohio reported net income of $13.4 million, or $1.17 per share dilutive, for the first nine months of 2006, which included the impact of federal income tax expense. This compared to $18.9 million, or $1.66 per share dilutive, in the same period of 2005, which benefited from the absence of federal income tax expense. Had federal income taxes been recorded in the first nine months of 2005, Park-Ohio would have reported net income fully taxed(A) of $13.3 million, or $1.17 per share dilutive.
THIRD QUARTER RESULTS
     Park-Ohio reported net sales of $257.2 million for third quarter 2006, a 10% increase on sales of $234.2 million for third quarter 2005. Park-Ohio reported net income of $3.7 million, or $.33 per share dilutive, for third quarter 2006, which included the impact of federal income tax expense. This compared to net income of $5.2 million, or $.45 per share dilutive, for third quarter 2005, which benefited from the absence of federal income tax expense. Had federal income taxes been recorded in third quarter 2005, Park-Ohio would have reported net income fully taxed(A) of $3.7 million, or $.33 per share dilutive.

Recent History of Earnings per Share	Nine months ended Sept. 30,		Quarter ended Sept. 30,
	2006	2005	2006	2005
Dilutive EPS, GAAP, as reported	$1.17	$1.66	$0.33	$0.45
Dilutive EPS, as adjusted with 37% income tax		$1.17		$0.33
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We continue to be buoyed by strong performance in most of our businesses and end markets. This success is being offset by a challenging automotive environment which impact principally our aluminum and rubber businesses. We expect significant improvements in both businesses, beginning in very late 2006 and 2007. The NABS acquisition will provide little improvement to our 2006 earnings while we integrate their operations into ILS and prepare for a very exciting 2007. We are hopeful that as a result of expected strong fourth quarter performance across many businesses and the recent operational improvements at our rubber business, we will achieve the lower end of our previously announced earnings guidance of $1.65 to $1.75 dilutive EPS.”
     A conference call reviewing Park-Ohio’s third quarter results will be broadcast live over the Internet on Tuesday, October 31, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
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     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 55 supply chain logistics facilities.
     In fourth quarter 2005, the Company reversed $7.3 million of its domestic deferred tax asset valuation allowance, increasing net income. In 2006, the Company began recording a quarterly provision for federal income taxes, which resulted in a total effective income tax rate of approximately 37%. Park-Ohio’s significant net operating loss carry-forward should preclude the payment of cash federal income taxes in 2006 and substantially reduce cash payments in 2007. In fourth quarter 2006, if a portion or all of its remaining deferred tax asset will more likely than not be realized, the Company will reverse into income the appropriate portion of its remaining tax valuation allowance of approximately $5.0 million.

(Note A) Reconciliation to GAAP:	Nine months ended		Quarter ended
(In millions, except EPS)	September 30,		September 30,
	2006	2005	2006	2005

Income before income taxes, GAAP, as reported	$21.3	$21.1	$5.7	$5.9

2006 income taxes	(7.9)		(2.0)

2005 Adjusted income taxes at 2006 year-to-date rate (37%)		(7.8)		(2.2)
Net income fully taxed (2006 GAAP, 2005 adjusted)	$13.4	$13.3	$3.7	$3.7

Number of dilutive shares	11.4	11.4	11.4	11.4

Dilutive EPS (GAAP for 2006, Adjusted for 2005)	$1.17	$1.17	$0.33	$0.33

     The Company presents fully-taxed net income and EPS to facilitate comparison between periods because the Company began recording a quarterly provision for federal income taxes in 2006.
     This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$257,167	$234,247	$785,841	$691,925
Cost of products sold	220,967	198,327	675,039	585,543

Gross profit	36,200	35,920	110,802	106,382
Selling, general and administrative expenses	22,444	22,817	66,372	64,897

Operating income	13,756	13,103	44,430	41,485
Interest expense	8,065	7,200	23,170	20,374

Income before income taxes	5,691	5,903	21,260	21,111
Income taxes	1,955	751	7,866	2,260

Net income	$3,736	$5,152	$13,394	$18,851

Amounts per common share:
Basic	$0.34	$0.47	$1.22	$1.73
Diluted	$0.33	$0.45	$1.17	$1.66

Common shares used in the computation:
Basic	11,007	10,928	10,987	10,896
Diluted	11,451	11,414	11,448	11,385

Other financial data:
EBITDA, as defined	$18,332	$17,434	$59,356	$54,949

Note A—In 2006, the Company began recording a quarterly provision for federal income taxes, resulting in a total effective income tax rate of approximately 37 percent. The Company’s significant net operating loss carryforwards should preclude the cash payment of federal income taxes in 2006. In the fourth quarter of 2006, if a portion or all of its remaining deferred tax asset will more likely than not be realized, the Company will reverse into income the appropriate portion of its remaining tax valuation allowance of approximately $5.0 million.
Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income	$3,736	$5,152	$13,394	$18,851
Add back:

Income taxes	1,955	751	7,866	2,260
Interest expense	8,065	7,200	23,170	20,374
Depreciation and amortization	4,270	3,967	14,097	12,843
Miscellaneous	306	364	829	621

EBITDA, as defined	$18,332	$17,434	$59,356	$54,949

Note C—On October 18, 2006, the Company acquired 100 percent of the outstanding stock of NABS for $21.0 million in cash. NABS is an international supply chain manager of production components providing services to high technology companies in the computer, electronics and consumer products industries. The acquisition was funded with borrowings under the Company’s revolving credit facility.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
	(In Thousands)

ASSETS

Current Assets
Cash and cash equivalents	$17,114	$18,696
Accounts receivable, net	184,359	153,502
Inventories	219,926	190,553
Deferred tax assets	8,627	8,627
Other current assets	31,505	21,651

Total Current Assets	461,531	393,029

Property, Plant and Equipment	254,416	244,367
Less accumulated depreciation	143,473	130,557

Total Property Plant and Equipment	110,943	113,810

Other Assets
Goodwill	85,389	82,703
Net assets held for sale	7,010	1,992
Other	68,072	71,320

Total Other Assets	160,471	156,015

Total Assets	$732,945	$662,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$136,655	$115,401
Accrued expenses	75,565	65,416
Current portion of long-term liabilities	4,520	4,161

Total Current Liabilities	216,740	184,978

Long-Term Liabilities, less current portion 8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	152,700	128,300
Other long-term debt	5,439	6,705
Deferred tax liability	3,176	3,176
Other postretirement benefits and other long-term liabilities	24,598	26,174

Total Long-Term Liabilities	395,913	374,355

Shareholders’ Equity	120,292	103,521

Total Liabilities and Shareholders’ Equity	$732,945	$662,854

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005

NET SALES

ILS	$149,133	$137,810	$449,630	$394,212
Aluminum Products	33,274	36,816	120,889	122,800
Manufactured Products	74,760	59,621	215,322	174,913

	$257,167	$234,247	$785,841	$691,925

INCOME BEFORE INCOME TAXES

ILS	$8,796	$8,200	$29,449	$24,675
Aluminum Products	(118)	1,515	4,318	7,419
Manufactured Products	8,148	5,995	19,942	17,757

	16,826	15,710	53,709	49,851
Corporate and Other Costs	(3,070)	(2,607)	(9,279)	(8,366)
Interest Expense	(8,065)	(7,200)	(23,170)	(20,374)

	$5,691	$5,903	$21,260	$21,111